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EXHIBIT 12.1

RATIO OF EARNINGS TO COMBINED FIXED CHARGES FOR CYRUSONE INC.
AND CYRUSONE LP

	Successor			Predecessor
(dollars in millions)	Nine Months Ended, September 30, 2015	Year Ended December 31, 2014(a)	January 24 to December 31, 2013(a)	January 1, 2013 to January 23, 2013(b)	Year Ended December 31, 2012(b)	Year Ended December 31, 2011(b)	Year Ended December 31, 2010(b)
Pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests/minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges*	$15.2	$30.0	$30.8	$(16.8)	19.9	39.4	19.2
Fixed charges:
Interest expensed and capitalized	33.4	44.1	42.8	2.6	44.5	35.5	12
Appropriate portion of rentals(c)	1.8	2.2	2.2	0.5	2.9	2.4	1.2
Total fixed charges	35.2	46.3	45.0	3.1	47.4	37.9	13.2
Ratio of earnings to fixed charges(d)(e)(f)(g)(h)	—	—	—	—	—	1.0	1.5

*
Earnings used in computing the ratio of earnings to combined fixed charges consists of income from continuing operations before income taxes, adjustment for noncontrolling interests/minority interests, income/loss from equity method investees, and fixed charges except for capitalized interest.

(a)
Consolidated results for the year ended December 31, 2014, and the period ended January 24, 2013 to December 31, 2013, are the same for both CyrusOne Inc. and CyrusOne LP.

(b)
Periods represent results of the Predecessor on a "carved-out basis" from CBI for all respective periods.

(c)
Represents the estimated portion of operating lease expense deemed to represent interest for each respective period presented.

(d)
For the period ended September 30, 2015, earnings were insufficient to cover fixed charges by $20.0 million.

(e)
For the year ended December 31, 2014, earnings were insufficient to cover fixed charges by $16.3 million.

(f)
For the period ended December 31, 2013 (January 24, 2013 to December 31, 2013), earnings were insufficient to cover fixed charges by $14.2 million.

(g)
For the period ended January 23, 2013 (January 1, 2013 to January 23, 2013), earnings were insufficient to cover fixed charges by $19.9 million.

(h)
For the year ended December 31, 2012, earnings were insufficient to cover fixed charges by $27.5 million.

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  EXHIBIT 12.1
RATIO OF EARNINGS TO COMBINED FIXED CHARGES FOR CYRUSONE INC. AND CYRUSONE LP